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                                                                   EXHIBIT 99.1

NEWS RELEASE                               For Additional Information Contact:
                                                  Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                             (920) 727-8566
                                                  Richard C. Fischer, CEO
                                                  (920) 727-8551


          OUTLOOK GROUP REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

NEENAH, WIS., JULY 20, 2004.....Outlook Group Corp. (NASDAQ: OUTL) today reported net sales of $19,158,000 for the fourth quarter ended May 31, 2004, a 35.9% increase from net sales of $14,100,000 for the same period in the prior year. Net earnings were $519,000 or $0.15 per diluted share for the fourth quarter of fiscal 2004, compared to a net loss of $835,000 or $(0.25) per diluted share for the fourth quarter of the prior year.

For fiscal 2004, Outlook Group reported net sales of $72,797,000, a 19.3% increase from sales of $61,014,000 for the prior year. Net earnings were $1,074,000 or $0.32 per diluted share for fiscal 2004, compared to a net loss of $567,000 or $(0.17) per diluted share in the prior year. The results for fiscal 2003 include a cumulative effect after-tax charge of $236,000 or $(0.07) per diluted share related to the impairment of goodwill as a result of the adoption of SFAS 142.

"In fiscal 2004, we began to realize the benefits of our strategy to differentiate Outlook Group in the marketplace," said Joseph J. Baksha, president and chief operating officer of Outlook Group. "Our improved financial performance in fiscal 2004 is due primarily to our focus on expanding our continuing relationships by offering a complete portfolio of supply chain managed solutions. Our results for the fourth quarter of fiscal 2003 included expenses for equipment and training for a new client, which positioned us for the significant improvement in fiscal 2004. As a result of these strategies, continuing contracts accounted for approximately 70% of our total sales in fiscal 2004, up from 40% the previous year and a minimal amount just a few years before that."

Baksha said the increased fourth quarter earnings reflected the higher sales and productivity improvements that were implemented during the year. "As a measure of our improved productivity,

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our level of sales per employee in fiscal 2004 significantly outperformed the industry average," he added.

"Outlook Group continues to be financially strong. We ended fiscal 2004 with a debt to total capitalization ratio of 5.7%. In addition to maintaining a low level of debt, we paid cash dividends totaling $0.20 per share for the year and continued to invest in new equipment, training and other operational improvements," said Richard C. Fischer, chairman and chief executive officer of Outlook Group.

Baksha said Outlook Group is continuing to build momentum, with recent announcements of extended contracts. In May, the company announced extensions of existing agreements with Compact Industries, Inc. and Unisource, and in June announced the extension of its agreement with Service Graphics, Inc.

"With our strong balance sheet, successful supply chain management strategy and solid base of long-term clients, we believe Outlook Group is positioned for continued growth," added Baksha.

Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.

The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer and supplier relationships; financing needs to support our relationships; possible termination of contracts, including long-term and other continuing contracts; the need to complete the transitions of the new customer contracts, and the need to achieve and maintain satisfactory performance under these contracts; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix and timing; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions and events; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

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                               OUTLOOK GROUP CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (in thousands, except share and per share amounts)



                                                  THREE-MONTH PERIOD ENDED          TWELVE-MONTH PERIOD ENDED
                                                  ------------------------          -------------------------
                                                     MAY 31,         May 31,          MAY 31,        May 31,
                                                      2004            2003             2004           2003
                                                      ----            ----             ----           ----
Net sales                                        $    19,158     $    14,100     $    72,797     $    61,014
Cost of goods sold                                    15,068          12,392          59,256          50,760
                                                 -----------     -----------     -----------     -----------
Gross profit                                           4,090           1,708          13,541          10,254
Selling, general and administrative expenses           3,099           3,280          11,585          11,013
                                                 -----------     -----------     -----------     -----------
Operating profit (loss)                                  991          (1,572)          1,956            (759)
Other income (expense):
    Interest expense                                     (89)            (17)           (310)            (17)
    Interest and other income                             26             188             173             219
                                                 -----------     -----------     -----------     -----------
Earnings (loss) from operations before
    income taxes and cumulative effect of
    change in accounting principle                       928          (1,401)          1,819            (557)
Income tax expense (benefit)                             409            (566)            745            (226)
                                                 -----------     -----------     -----------     -----------
Earnings (loss) before cumulative effect of
    change in accounting principle               $       519     $      (835)    $     1,074     $      (331)
Cumulative effect of change in accounting
    principle (net of tax)                                --              --              --            (236)
                                                 -----------     -----------     -----------     -----------
Net earnings (loss)                              $       519     $      (835)    $     1,074     $      (567)
                                                 ===========     ===========     ===========     ===========
Earnings (loss) per common share before
    cumulative effect of change in accounting
    principle:
    Basic and Diluted                            $      0.15     $     (0.25)    $      0.32     $     (0.10)
Cumulative effect of change in accounting
    principle -- Basic and Diluted                        --              --              --           (0.07)
                                                 -----------     -----------     -----------     -----------
Net earnings (loss) per common share:
    Basic and Diluted                            $      0.15     $     (0.25)    $      0.32     $     (0.17)
                                                 ===========     ===========     ===========     ===========
Weighted average number of shares
    outstanding:
    Basic                                          3,381,775       3,360,319       3,370,485       3,353,875
                                                 ===========     ===========     ===========     ===========
    Diluted                                        3,463,306       3,360,319       3,403,589       3,353,875
                                                 ===========     ===========     ===========     ===========



              SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             (Dollars in thousands)



                                                      MAY 31, 2004                May 31, 2003
                                                      ------------                ------------
Ratio Analysis
Total current assets                                  $   20,876                   $   17,388
Total current liabilities                                  8,323                        6,241
Total long term debt (including
     current maturities)                                   1,850                        1,500
Shareholders' equity                                      30,658                       30,248
Current ratio                                               2.51                         2.79
Debt to total capitalization                                5.7%                         4.7%




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